Exhibit 99.1

FOR IMMEDIATE RELEASE

Roberto A. Mignone Joins Guardant Health Board of Directors

PALO ALTO, Calif.-- (October 24, 2024) -- Guardant Health, Inc. (Nasdaq: GH), a pioneer in precision oncology, today announced the appointment of Roberto A. Mignone to its board of directors, effective immediately. Mr. Mignone is the Founder and Managing Partner of Bridger Management LLC, an investment management firm founded in 2000 and specializing in long-term equity strategies.

“We are fortunate to welcome Roberto Mignone to our board of directors, bringing his healthcare industry expertise, long-term vision, and business acumen to our company,” said Helmy Eltoukhy, chairman and co-CEO of Guardant Health. “We look forward to Mr. Mignone’s perspective as we strengthen our product offerings across the continuum of care, and look forward to the long-term impact this can have on patients.”

Since its founding in 2020, Bridger Management has expanded its focus on the healthcare sector, in addition to its investments across global consumer, technology, and financial service companies. With his appointment, Mr. Mignone will bring his vast experience and expertise in business strategy to Guardant Health, following the FDA approval of its early-stage colorectal cancer screening product, Shield.

“I continue to be inspired by companies like Guardant Health that find new, innovative ways to solve some of the world’s most pressing challenges,” said Mr. Mignone. “Through Guardant Health, we have the potential to provide better care to cancer patients globally, which is a mission I look forward to contributing to.”

Prior to Bridger Management, Mr. Mignone co-founded Blue Ridge Capital LLC, an investment firm that focused on healthcare, technology, media, telecommunications, and financial services investing. He currently serves as the co-Vice Chairman at the New York University Langone Medical Center. He is also a member of the board at Teva Pharmaceuticals.

About Guardant Health

Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and helping doctors select the best treatment for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.

Investor Contact:

Zarak Khurshid

investors@guardanthealth.com

Media Contact:

Melissa Marasco

press@guardanthealth.com